Exhibit 99.1

For information, contact:

Investors -- Doug Pike (713) 309-7141

Media -- Lisa Martin-Walsh (713) 309-4890

Susan K. Carter Appointed to
Lyondell Board of Directors

HOUSTON (Dec. 11, 2006) -- Lyondell Chemical Company (NYSE: LYO) announced today that Susan K. Carter has been appointed to the Company's board of directors, effective Jan. 1, 2007.

Carter is executive vice president and chief financial officer of Lennox International, a position she has held since 2004. With $3.4 billion in sales, Lennox is a leading provider of climate control solutions for heating, air conditioning and refrigeration markets around the world. Carter came to Lennox International from Cummins Inc., a global power leader and manufacturer of engines, electric power generation systems, and engine-related products, where she had served as vice president, finance, beginning in 2002.
Prior to her career at Cummins, Carter had been vice president and CFO, Transportation & Power Systems, for Honeywell, Inc., formerly AlliedSignal, Inc. She had also previously served in senior financial management positions at AlliedSignal, Crane Co. and DeKalb Corporation. Carter is a certified public accountant with a B.S. in accounting from Indiana University and a M.B.A. from Northern Illinois University.

"We are pleased to welcome Susan Carter to Lyondell's board of directors," said Dr. William T. Butler, chairman of the board of Lyondell. "She brings a wealth of experience that will be highly valued by our board."

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ABOUT LYONDELL

Lyondell Chemical Company, headquartered in Houston, Texas, is North America's third-largest independent, publicly traded chemical company. Lyondell is a major global manufacturer of basic chemicals and derivatives including ethylene, propylene, titanium dioxide, styrene, polyethylene, propylene oxide and acetyls. It also is a refiner of heavy, high-sulfur crude oil and a significant producer of gasoline-blending components. Lyondell is a global company operating on five continents and employs approximately 11,000 people worldwide.

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SOURCE: Lyondell Chemical Company